Exhibit 5.1

October 31, 2017

IRSA Propiedades Comerciales S.A.
Moreno 877, Piso 22
Ciudad Autónoma de Buenos Aires
Argentina

Ladies and Gentlemen,

We have acted as local Argentine counsel to IRSA Propiedades Comerciales S.A. (the “Company”), a sociedad anónima organized under the laws of the Republic of Argentina and IRSA Inversiones y Representaciones S.A. (the “Selling Shareholder”), a sociedad anónima organized under the laws of the Republic of Argentina, in connection with the offer and sale by the Selling Shareholder of an aggregate of 10,240,000 common shares (the “Shares”) of the Company, par value Ps.1.00 per share, in the form of 2,560,000 American Depositary Shares (the “ADSs” or the “Offered Securities”) in accordance with the underwriting agreement dated as of October 26, 2017 (the “Underwriting Agreement”) among the Company, the Selling Shareholder and J.P. Morgan Securities LLC .

Terms not defined herein shall have the meaning ascribed to them in the Company’s Registration Statement on Form F-3 (File No. 333-20896), filed with the Securities and Exchange Commission (the “Commission”) on October 11, 2017 (as amended, the “Registration Statement”).

We have examined: (i) the Registration Statement, (ii) the base prospectus dated October 25, 2017 contained in the Registration Statement, as supplemented by the prospectus supplement relating to the Offered Securities dated October 26, 2017 (together with the documents incorporated by reference therein, the “Prospectus Supplement”), (iii) the executed Underwriting Agreement; and (iii) such other corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In giving this opinion we have made the following assumptions:

(i)        that all documents submitted to us as facsimile copies or specimen documents conform to their originals;

(ii)       that all documents submitted to us as originals are authentic;

(iii)      that all signatures on any documents submitted to us as originals, certified copies or copies are genuine;

(iv)      that, except as specifically otherwise mentioned, there is no provision of the law of any jurisdiction other than Argentina which has any implication in relation to the opinion expressed herein.

We express no opinion as to any laws other than the laws of the Republic of Argentina as in effect at the date hereof. This opinion speaks as of its date, and we disclaim any obligation to advise you of facts, circumstances, events or developments which may thereafter be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares to be sold by the Selling Shareholder are duly and validly authorized and are validly issued and outstanding, fully paid and non-assessable.

The above opinions are subject to the following limitations, qualifications and exceptions:

(i)        Nothing herein is to be taken as an indication that the remedy of an order for specific performance or the issue of an injunction would be available in a court in Argentina, in that such remedies are available only at the discretion of such courts.

(ii)       The ability of the Company to make payments in respect of the Shares in non-Argentine currency (and the ability of any person to remit out of Argentina the proceeds of any judgment award in non-Argentine currency issued by a court in Argentina) will be subject to any exchange control regulations which may be in effect at the time of payment (or such remittance).

(iii)      There is doubt as to whether Argentine courts would enforce in all respects and in a timely manner against the Company, or any of its directors or officers, judgments obtained in the United States court predicated solely upon the civil liability provisions of the federal securities laws of the United States or enforce liabilities against the Company or such persons in original actions brought in Argentine courts predicated solely upon the federal securities laws of the United States.

(iv)      In order to make the Prospectus Supplement admissible in evidence in the courts of Argentina, a certified translation of such document into Spanish must be filed with the Argentine courts.

(v)       The exercise and enforceability by the parties of their respective rights under the Prospectus Supplement is subject to general principles of law. Such principles are of general application and in applying such principles a court among others things, might not allow a creditor to accelerate the maturity of a debt upon the occurrence of a default deemed immaterial or abusive. Such principles applied by a court might include a requirement that the creditor act reasonably and in good faith.

(vi)      Under Argentine laws judges are free to consider evidence in accordance with their convictions (Article 386 of the National Code of Civil and Commercial Procedure of Argentina); therefore any provision to the effect that any instrument or document, shall be conclusive or prima facie evidence of the contents of such instrument or document may not be taken as conclusive prima facie evidence thereof.

(vii)     The opinions above are subject to the effects of bankruptcy, insolvency, liquidation, reorganization and other similar laws relating to or affecting the rights of creditors generally, by general equitable principles and an implied covenant of good faith and fair dealing.

We hereby consent to the filing of this opinion letter as exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement included in the Registration Statement.

Yours faithfully,

/s/ Carolina Zang
Carolina Zang
Zang, Bergel & Viñes Abogados